Exhibit 10.26

TECHNICAL SERVICES AGREEMENT

     This Technical Services Agreement (“Agreement”) is entered into this 27th day of August 2002 between United Therapeutics Corporation on behalf of its wholly owned subsidiary Medicomp, Inc. (together referred to as “United Therapeutics”), and Kurzweil Technologies, Inc. (“KTI”).

     In consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement agree as follows:

1.     Services. KTI shall use KTI’s best efforts, skills and knowledge to provide such services and perform such work as described in the July 15, 2002 Proposal and the August 24, 2002 Addendum contained at the Statement of Work attached hereto at Schedule A (the “Work”), with the initial priorities of the project in three areas: (i) creation of a new Diogenes ECG analysis program, (ii) strengthening of Medicomp’s intellectual property program, and (iii) consulting on business and other new technology development. The Work shall be performed by the team of KTI employees and consultants designated in Schedule A, personally led by Raymond Kurzweil, with KTI reporting to Ricardo Balda. All Work shall be conducted in compliance with FDA guidelines, including FDA 21 CFR 8020.30 Design Controls, as interpreted in Medicomp’s Quality System Manual. KTI shall not perform services beyond those identified in Schedule A except at the express written request of Ricardo Balda. KTI shall provide monthly reports describing the content and progress of all tasks, as well as hourly breakdowns of the time expended by each individual.

     2.     Payment for Services. In full and complete compensation for all services provided by KTI, and for all obligations assumed by KTI, United Therapeutics shall make the following payments to KTI:

           a. Consulting Fees. United Therapeutics shall pay to KTI the consulting fees identified in Schedule A not to exceed $40,000 in any calendar month. Such compensation shall be paid within 30 days following receipt of a detailed invoice with copies of expense receipts. Any amounts not paid within 30 days after the date of the invoice are subject to an interest charge at the rate of 1.5% per month (18% per annum).

           b. Expense Reimbursement. United Therapeutics shall reimburse KTI on a monthly basis for all necessary, reasonable and direct out-of-pocket expenses incurred by KTI on behalf of United Therapeutics under this Agreement upon receipt by United Therapeutics of all such receipts provided, however, that such expenses shall not exceed $1,000 per month without advance written permission of United Therapeutics.

           c. Royalties. United Therapeutics shall pay to KTI a five percent (5%) royalty on Net Sales of Products reasonably attributed to and dependent upon technology developed by KTI under this Agreement and which are covered by claims of an issued and unexpired United States patent(s), all as provided in Schedule B. For purposes of clarity, in the event that a given Product is covered by claims of more than one issued and unexpired patent developed by KTI, the royalty to be paid to KTI with respect to such Product shall be the same as if such Product were covered by claims of only one issued and unexpired patent developed by KTI.

     3.     Term. The term of this Agreement shall commence on August 27, 2002 and will continue until terminated as provided herein.

           a. This Agreement may be terminated by United Therapeutics upon thirty (30) days’ advance written notice to KTI.

           b. This Agreement may be terminated by KTI upon one hundred eighty (180) days’ advance written notice to UT.

           c. This Agreement may be terminated immediately (i) by mutual written agreement of the parties hereto; (ii) by either party upon breach by the other party of a material provision of this Agreement which breach remains uncured for more than ten (10) days following receipt of notice thereof from the non-breaching party; or, for a breach which cannot be cured within ten (10) days, for an additional period, reasonable in length, to allow the breaching party to effect a cure, provided that said party diligently pursues such cure, but in no event more than thirty (30) days following receipt of initial notice from the non-breaching party, or (iii) by either party upon the insolvency of the other party, or upon the filing of a voluntary petition in bankruptcy by the other party or to have the other party declared a bankrupt, or upon the appointment of a receiver or trustee for the other party, or upon the execution by the other party of an assignment for the benefit of creditors.

           d. Upon termination for any reason other than a breach of this Agreement by KTI, KTI shall be entitled to payment for all consulting hours worked at the contract bill rate for such hours, plus reimbursable expenses incurred through the time of termination, plus the payment of royalties, if any, in accordance with Section 2(b) above.

           e. KTI’s obligations under Sections 4, 6, 7, 8 and 9 shall survive termination of this Agreement, and UT’s obligations under Section 2(b) shall survive termination of this Agreement.

     4.     Warranty. UNITED THERAPEUTICS AND KTI AGREE THAT KTI WILL HAVE NO LIABILITY OR RESPONSIBILITY UNDER THE FOREGOING WARRANTY WITH RESPECT TO THE WORK INCLUDING, BUT NOT LIMITED TO ANY LIABILITY OR RESPONSIBILITY FOR ANY PRODUCTION OR OTHER COSTS WHICH RESULT FROM THE USE OF THE WORK. THE FOREGOING WARRANTY CONSTITUTES THE ONLY WARRANTY MADE BY KTI UNDER THIS AGREEMENT AND ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE DISCLAIMED, INCLUDING ANY WARRANTY WITH RESPECT

TO THE MERCHANTABILITY OF THE WORK OR THE FITNESS OF THE WORK FOR ANY PARTICULAR PURPOSE.

     5.     Limitation of Liability. THE PARTIES AGREE THAT KTI’S TOTAL LIABILITY TO UNITED THERAPEUTICS FOR ANY CLAIMS, LIABILITIES, DEMANDS, LOSSES, EXPENSES OR DAMAGES WHATSOEVER, ARISING OUT OF OR IN ANY WAY RELATED TO WORK PERFORMED BY KTI UNDER THIS AGREEMENT FROM ANY CAUSE OR CAUSES, IS LIMITED TO DIRECT DAMAGES TO THE EXTENT CAUSED BY KTI’S NEGLIGENT PERFORMANCE OF SUCH WORK OR KTI’S WILLFUL MISCONDUCT AND SHALL NOT INCLUDE LIABILITY FOR ANY (I) SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, (II) DAMAGES ARISING OUT OF LOSS OF DATA, LOSS OF USE OR LOSS OF PROFITS, OR (III) COSTS ASSOCIATED WITH THE CORRECTION OF ANY CONSTRUCTION OF THE PROJECT TO WHICH KTI’S WORK RELATES.

     6.     Indemnification and Insurance. Subject to the warranties and limits of liability set forth in Sections 5 and 6 above, each party shall indemnify and hold the other harmless from and against all costs and expenses, including reasonable attorneys’ fees, arising out of (i) claims for bodily injury, personal injury or property damage to the extent caused by the indemnifying party’s negligence in its performance of this Agreement; or (ii) a breach of the indemnifying party’s obligations under this Agreement. During the term of this Agreement, KTI will maintain at least the following insurance coverages and amounts:

Coverage		Amount

(a)	Worker’s Compensation in the State where KTI personnel will be working	Statutory
(b)	Employers’ Liability	$1,000,000 each accident
$1,000,000 disease — policy limit
(c)	Commercial General Liability including	$1,000,000 combined single limit per occurrence
Bodily Injury and Property Damage
(d)	Business Automobile Insurance including	$1,000,000 combined single limit each accident
Bodily Injury and Property Damage
(e)	Excess Liability	$1,000,000 each occurrence

     7.     Confidentiality and Non-Disclosure.

           a. All information and know-how that KTI in any way learns from United Therapeutics and all inventions, discoveries, materials, authorship, derivatives and results and proceeds which shall become the property of United Therapeutics pursuant to Section 8 below, shall be deemed to be the confidential property of United Therapeutics (hereinafter “Confidential Information”). KTI shall take all reasonable, necessary and appropriate security precautions to safeguard the Confidential Information from disclosure. KTI shall use the Confidential Information only for the purpose of performing services hereunder, and shall not use the Confidential Information for the benefit of KTI or any other person or business in any manner directly or indirectly. KTI shall not use, disclose or make available to any third parties any Confidential Information received by KTI without the prior written consent of United Therapeutics.

           b. KTI’s obligations of confidentiality and non-disclosure under this section shall not apply to the extent that KTI can demonstrate that such confidential information: (i) was known to KTI prior to disclosure; (ii) was not acquired directly or indirectly from United Therapeutics and which KTI lawfully had in his or her possession prior to disclosure; (iii) hereafter, through no act or omission by KTI, becomes information generally available to the public; (iv) corresponds in substance to information furnished to KTI on a non-confidential basis by any third party having a legal right to do so; or (v) was required by law to be disclosed, which disclosure shall not be made prior to notice to United Therapeutics in order to permit United Therapeutics to oppose such disclosure.

           c. KTI agrees to promptly return all Confidential Information provided under this Agreement, and any copies, reproductions, or descriptions thereof, to United Therapeutics upon request or upon expiration or termination of this Agreement.

           d. The obligation to hold information confidential under this Section 7 of this Agreement shall remain in force for a period of four (4) years following expiration or termination of this Agreement, notwithstanding the earlier expiration or termination of this Agreement.

           e. KTI shall obtain written agreements with each KTI employee, consultant, agent or contractor prior to each such individual performing services on the Work that contains terms at least as stringent as the terms in the foregoing Sections 7(a)-(d) and expressly identifies United Therapeutics as an intended third party beneficiary of the employee’s confidentiality and non-disclosure obligations to KTI in accordance with this Agreement.

     8.     Ownership of Intellectual Property Rights.

           a. The entire right, title and interest in and to all inventions, discoveries, materials, authorship, derivatives and results and proceeds of KTI’s efforts, and the efforts of its agents and contractors, in any form or media that relate to the Work in any manner, and that are in the area of technology of the Work, including without limitation, all patents, trade secrets and copyrights, shall be solely and exclusively owned by United Therapeutics, its successors licensees and assigns, and no other individual or entity shall have any interest therein of any kind or nature.

           b. Patents and Trade Secrets.

                 1. KTI shall promptly disclose and shall and hereby does assign and transfer to United Therapeutics all right, title and interest in and to any patentable or unpatentable inventions, discoveries, and ideas which are made or conceived in whole or in part by or on behalf of KTI in the course of or as a result of the services performed hereunder, or that relate directly to, or involve the use of Confidential Information and the Work, and that are in the area of technology of the Work. In the event that KTI has any right in the Work which cannot be assigned, KTI agrees to waive enforcement worldwide of such right against United Therapeutics, its successors, distributors, licensees and assigns or, if necessary, hereby grants a fully-paid up worldwide exclusive license to United Therapeutics with the right to sublicense and assign.

                 2. KTI shall timely assist United Therapeutics in the filing and prosecution of patent applications covering such inventions, discoveries or ideas and will promptly execute and furnish any and all documents as may be required to establish United Therapeutics’ sole and exclusive ownership thereof. KTI hereby grants United Therapeutics the exclusive right, and appoints United Therapeutics as KTI’s attorney-in-fact (such power of attorney being coupled with an interest therein) to execute and prosecute an application for domestic and/or foreign patent or other statutory protection, and KTI shall execute and deliver to United Therapeutics, without charge to United Therapeutics but at United Therapeutics’ expense, such other documents of registration and recordation, and do such other acts, such as give testimony in support of KTI’s inventorship, as may be necessary in the opinion of United Therapeutics to vest in United Therapeutics or any other party nominated by United Therapeutics, or otherwise to protect, the exclusive rights conveyed and/or granted to United Therapeutics pursuant to this Agreement.

                 3. In the event that United Therapeutics decides not to pursue patent protection for any discovery or creation made by KTI, and instead decides to protect the discovery or creation pursuant to the trade secret laws of any jurisdiction, such decision shall not be construed as a waiver of United Therapeutics’ rights pursuant to this Agreement. At United Therapeutics’ expense, KTI shall also take whatever steps are necessary to sustain United Therapeutics’ claim to such trade secrets, including but not limited to: (i) maintaining the confidential nature of any such discoveries or creations; and (ii) testifying and providing other support and substantiation for United Therapeutics’ claims with regard to the discovery or creation.

                 4. With respect to discoveries made by KTI, KTI employees, consultants, agents and contractors shall maintain notebooks and other records adequate to describe such discovery to others conversant in the subject of the technology and to establish the date and circumstances of such discovery. KTI employees, agents and contractors shall notify United Therapeutics of any such discoveries and shall make copies of all documents or reports relating to such discoveries available to United Therapeutics. Any discovery shall be reported to United Therapeutics regardless of whether, in KTI’s opinion, a given discovery is of value to United Therapeutics, or is protectable under patent, copyright or the laws of any jurisdiction.

           c. Copyrights.

                 1. All materials, authorship, derivatives and other work prepared by KTI, its employees, agents and contractors, in any form or media that relate to the Work, and that are in the area of the technology of the Work (“Authorship”) shall be considered as “Works Made for Hire” (as that term is defined under U.S. Copyright Laws) and, as such shall be owned solely and exclusively by and for the sole and exclusive benefit of United Therapeutics.

                 2. In the event that it should be determined that (i) any of such Authorship shall not be considered as a Work Made for Hire for any reason, or (ii) KTI acquires any right, title or interest in or to any Authorship prepared by KTI, its employees, agents and contractors, in any such Authorship, then in either such event, KTI will and hereby does assign and transfer to United Therapeutics all right, title and interest possessed by KTI, its employees, agents and contractors, in all such Authorship and will promptly execute and furnish any and all documents as may be required to establish United Therapeutics’ sole and exclusive ownership thereof. For the purpose of producing such documentation KTI hereby irrevocably appoints United Therapeutics as its attorney in fact to execute such documents on its behalf, such power of attorney being coupled with an interest therein. In the event that KTI has any right in the Work which cannot be assigned, KTI agrees to waive enforcement worldwide of such right against United Therapeutics, its successors, distributors, licensees and assigns or, if necessary, hereby grants a fully-paid up worldwide exclusive license to United Therapeutics with the right to sublicense and assign.

           d. Original Work. KTI agrees that KTI, its employees, agents and contractors, shall not include any material owned by a third party in any written, copyrightable or patentable material furnished or delivered by KTI under this Agreement without the unconditional written consent of the owner of such intellectual property rights unless specific advance written approval is obtained from United Therapeutics for inclusion of such material including third party intellectual property rights. KTI also agrees that all work (or tangible expression of an idea) that KTI, its employees, agents and contractors, create or contribute to United Therapeutics in the course of the services hereunder will be created solely by KTI, its employees, agents and contractors, will be original to employees, agents and contractors, and will be free of any third party claims or interests.

           e. Use. United Therapeutics and its respective successors, licensees, and assigns shall have the sole and exclusive right to practice, or to make, use or sell products, processes or services derived from any discoveries or creations within the scope of this Agreement, whether or not patentable or copyrightable under the laws of any jurisdiction, or protected by the trade secret laws of any jurisdiction.

           f. Infringement Actions. In the event that United Therapeutics shall bring an infringement suit against any third parties or shall be sued by any third parties as a result of KTI’s authorship or creation, including without limitation any addition and/or modification of the aforementioned items of Confidential Information, KTI agrees to cooperate reasonably without charge to United Therapeutics, but at its request and expense, in defending against or prosecuting any such suit. This right shall be cumulative to any other rights of United Therapeutics hereunder.

           g. Deliverables. All works to be delivered to United Therapeutics by KTI shall be delivered according to a schedule mutually agreed upon, or else promptly after expiration or termination of this Agreement, together with all written information, drawings, documents and materials, if any, furnished by United Therapeutics to KTI in connection with KTI’s services hereunder, and not consumed by KTI in the performance of such services.

           h. Agreements. KTI shall obtain written agreements with each KTI employee, consultant, agent or contractor prior to each such individual performing services on the Work that contains terms at least as stringent as the terms in the foregoing Sections 8(a)-(g) and expressly identifies United Therapeutics as an intended third party beneficiary of the employee’s, agent’s and contractor’s intellectual property rights ownership obligations to KTI in accordance with this Agreement.

     9.     Miscellaneous.

           a. Independent Contractor. KTI acknowledges that KTI is an independent contractor providing services to United Therapeutics. KTI acknowledges that KTI may not enter into agreements on behalf of United Therapeutics or otherwise obligate United Therapeutics in any manner and that KTI will not represent that KTI has authority to do so. KTI shall be solely responsible for the payment of all applicable taxes associated with the compensation paid under this Agreement.

           b. Assignment or Subcontracting. KTI may not assign, delegate or subcontract any of KTI’s duties except with the prior written consent of United Therapeutics.

           c. Compliance with Laws. Both parties agree to comply with all applicable laws, government regulations and government orders in the performance of this Agreement, including without limitation, compliance with relevant FDA guidelines and HIPAA.

           d. Entire Agreement and Amendment. This Agreement and its attachments constitute the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings, written or oral, between United Therapeutics and KTI. This Agreement and may be amended only by a written agreement signed by both parties that expressly amends, terminates or supersedes this Agreement.

           e. Waiver. No waiver of any provisions of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced. No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement. No delay or omission by either party in exercising any right under this Agreement will operate as a waiver of that or any other right.

           f. Successors and Assigns. This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and assigns.

           g. Governing Law. The terms of this Agreement shall be governed and construed in accordance with the laws of the State of New York. The parties agree that any dispute under this Agreement shall be decided in the federal or state courts of the State of New York and each party hereby expressly consents and submits to the exclusive personal jurisdiction and exclusive venue of the courts in the State of New York.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be signed by its duly authorized representatives on the dates indicated below

UNITED THERAPEUTICS CORPORATION	KURZWEIL TECHNOLOGIES, INC.

By: /s/ Paul Mahon	By: /s/ Ray Kurzweil
Printed:	Printed:

Date: September 9, 2002	Date: September 4, 2002

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